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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-102840 and 333-102842 of US Dataworks, Inc. (formerly known as Sonicport, Inc.) and subsidiary on Form S-8 of our report, dated June 7, 2002, except for
Note 1, as to which the date is May 5, 2003, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-KSB of US Dataworks, Inc. (formerly known as Sonicport, Inc.) and subsidiary for the year ended March 31, 2003.



 /s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP


SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
July 15, 2003